Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. (“Oi” or the “Company”, BM&FBovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in compliance with the provisions of art. 157, §4 of Law No. 6,404/76 and in accordance with CVM Instruction No. 358/02, considering the share price movements observed on February 7, 2014 in Oi’s shares and recent news articles from the press in connection with the formation of a company that will consolidate the shareholder bases of Oi, Portugal Telecom, SGPS S.A. (“Portugal Telecom”) and Telemar Participações S.A. (“TmarPart”), as disclosed in the material fact dated October 2, 2013 and subsequent material facts (“Transaction”) hereby informs its shareholders and the market in general the following.

As previously disclosed, the Transaction consists of various steps, including a public offering of Oi common and preferred shares (the “Public Offering”).

In connection with the Public Offering, the Company will rely on a syndicate of first rate Brazilian and international underwriters who should assume a commitment to subscribe for an amount of R$6 billion. Additionally, current shareholders of TmarPart and an investment vehicle managed and administered through Banco BTG Pactual S.A., will participate in the Public Offering by placing a subscription order of R$2 billion as previously disclosed in the memorandum of understanding, dated October 1, 2013.

The actual terms and conditions of the engagement of the underwriting syndicate will be included in the documents related to the Public Offering, which will be presented in due course to the Brazilian Securities Commission (Comissão de Valores Mobiliários).

Oi will keep its shareholders and the market informed of any subsequent material events related to the Transaction.

Rio de Janeiro, February 10, 2014.

OI S.A.

Bayard de Paoli Gontijo

Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication may contain information related to (1) the proposed capital increase and related public offering of common shares and preferred shares by Oi, (2) the proposed merger of shares (incorporação de ações) between TmarPart and Oi, and (3) the proposed merger (incorporação) of Portugal Telecom with and into TmarPart.

Oi may file a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering of its common shares and preferred shares to be issued in connection with its proposed capital increase. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

In connection with the proposed merger of shares between TmarPart and Oi and the proposed merger of Portugal Telecom with and into TmarPart, TmarPart or one of its affiliates plans to file with the SEC (1) one or more registration statements on Form F-4, containing a prospectus or prospectuses which will be mailed to shareholders of Oi and/or Portugal Telecom, as applicable (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding this proposed merger.

We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed capital increase, proposed merger of shares and proposed merger.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to TmarPart, Oi or Portugal Telecom, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management of Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures TmarPart, Oi or Portugal Telecom make on related subjects in reports and communications TmarPart, Oi or Portugal Telecom file with the SEC.